Exhibit 99.1

Empire Raises AU $644,000, Funds Earmarked for Bellevue Drilling

Friday January 30, 2009

LEAWOOD, Kansas, January 30, 2009 -- Empire Energy Corporation International (OTCBB:EEGC) announced today that Phillip Simpson, a company director, has loaned EEGC’s wholly-owned subsidiary Great South Land Minerals Limited (GSLM) a total of AUD$400,000, and has also purchased Mach One Corporation (MNCN.PK) shares from Empire for a further total of AUD$244,000.

These funds, totaling AUD$644,000, could allow deep drilling at Empire’s Bellevue No.1 well to commence during the month of February, said the company.

In return for the above consideration, Empire and Great South Land Minerals have agreed to repay in full loans of AUD$1,710,000 made to GSLM by Mr. Simpson and his company, Terralinna Pty Ltd., in 2008.  This total, which will be remitted plus interest and the value of Mr. Simpson’s remaining employment entitlements, will be comprised of 1,810,000 Mach One shares held by Empire, a Mach One Convertible Note with a face value of USD$523,821, and 2.5 million newly-issued Empire shares.  In acceptance of this settlement, Mr. Simpson has agreed to resign as executive director of GSLM and as a director of Empire, effective immediately.

Empire CEO and founder Malcolm Bendall said, “Phil Simpson has made a valuable contribution during 2008, both as Operations Manager supervising drill site construction and top-hole drilling at Bellevue #1 and as a Director of GSLM and Empire.  His ongoing financial support this week of AUD$644,000 through Terralinna Pty. Ltd. has advanced Empire’s drilling program by enabling the purchase of the final equipment needed to drill ahead at Bellevue #1.  As the CEO and also a personal friend I wish him and his wife Paula every success in their new business venture and their humanitarian work in Africa. Now that I have returned from overseas, I have taken the role of Responsible Person at the well site to give Empire the benefit of my over 30 years’ drilling experience.”

The outstanding AUD$1.14 million expected funding due to GSLM under a financing agreement remains unpaid, resulting in the delay of the commencement of drilling Bellevue #1.  Empire and Hunt Energy are negotiating in order to facilitate the commencement of drilling planned to start on the 9th February.   Great South Land Minerals have now purchased all equipment and services needed to drill ahead at Bellevue #1, including drilling bits for the Hunt Energy Rig #3 rig plus  approximately 264m of 13-3/8"casing which, once cemented, will be attached to our 5000 psi, API rated well head which is currently on site. These materials are located in Western Australia and GSLM is currently preparing transportation of these drilling materials to the Bellevue Site to allow drilling to proceed.  These essential materials are expected to arrive at Bellevue mid to late next week.

GSLM’s Drilling Manager, Ted McNally said “Pectil Engineering’s truck mounted mud logging unit has been mobilized from Queensland and is expected to arrive at the Bellevue #1 drill site early next week.  The unit is technically a most advanced oil and gas logging platform; able to deliver integrated on-line data acquisition, data processing and wireless for internet data distribution.  It is configured to provide satellite communications but is currently configured to provide internet plus wireless-phone communications for the GSLM operator.”

Bronte Park Highland Village is now being leased and managed by Great South Land Minerals as a rig camp and the supporting infrastructure has been upgraded to accommodate over 30 personnel; including rig crew, drilling supervisors, geologists, support team, staff and contractors.

Malcolm Bendall said, “With these asset sales, ongoing negotiations and mobilization and purchase of equipment, Empire is now in a position to push ahead with our drilling program. These agreements have been negotiated during particularly difficult global financial times and despite the failure of expected funding under an existing loan agreement.  These agreements have substantially reduced Empire’s current debt and will enable us to proceed to drill Bellevue #1.  We expect our planned Rights Offering, which is currently proceeding through regulatory approval procedures, will also raise substantial capital (up to AUD12 million) which will enable us to proceed with the completion of environmental studies, site preparation and the drilling of Thunderbolt #1.”

Pictures of the well site and the progress of the setup are available on the web sites www.empireenergy.com and www.gslm.com.

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world's last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania's central and northern basins.

This press release contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int'l, please refer to its 10-KSB and 10 Q reports filed with the U.S. Securities and Exchange Commission.

Contact:

Empire Energy Corporation International

John Garrison, 877-663-2310

Source: Empire Energy Corporation International

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